Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

GrabAGun Digital Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value US$0.0001 per share	457(f)(1)	21,250,000	(3)	$10.60	(5)	$225,250,000		0.00015310	$34,485.78
Equity	Common Stock, par value US$0.0001 per share	457(f)(2)	10,300,000		$—		$1,917,000	(6)	0.00015310	$293.49
Equity	Common Stock issuable on exercise of Warrants	457(f)(1)	10,666,667	(4)	$11.50	(7)	$122,666,670.5		0.00015310	$18,780.27
Equity	Warrants	457(g)	10,666,667	(4)	—	(8)	—		—	—

Total Offering Amounts							$349,833,670.5			$53,559.54
Total Fees Previously Paid										—
Total Fee Offsets										—
Net Fee Due										$53,559.54

(1)	All securities being registered will be issued by GrabAGun Digital Holdings Inc., a Texas corporation (“Pubco”), in connection with the Merger Agreement and the Business Combination described in this registration statement and the proxy statement/prospectus included herein. As a result of the Business Combination, Pubco will issue (i) up to 21,250,000 shares of Pubco Common Stock to the shareholders of Colombier Acquisition Corp. II (“Colombier”), including up to (x) 17,000,000 shares of Pubco Common Stock to Colombier’s public shareholders, and (y) 4,250,000 shares of Pubco Common Stock to Colombier’s Sponsor; (ii) up to 10,000,000 shares of Pubco Common Stock issuable to the existing members of Metroplex Trading Company LLC (doing business as GrabAGun.com) (“GrabAGun”), (iii) 300,000 shares of Pubco Common Stock to be issued to the GrabAGun Consultant; and (iv) 10,666,667 warrants to be issued to the warrantholders of Colombier and 10,666,667 shares of Pubco Common Stock issuable upon the exercise of such warrants.

(2)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

(3)	Represents an aggregate of 21,250,000 shares of Pubco Common Stock issuable in accordance with (1)(i) above.

(4)	Represents 10,666,667 warrants to be issued to the warrantholders of Colombier and 10,666,667 shares of Pubco Common Stock issuable upon the exercise of such warrants in accordance with (1)(iv) above.

(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum aggregate offering price is equal to the product obtained by multiplying US$10.60, which represents the average of the high and low stock price of Colombier on the NYSE on March 14, 2025, by 21,250,000 shares of Pubco Common Stock issuable to the shareholders of Colombier in connection with the Business Combination in accordance with (1)(i) above.

(6)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. GrabAGun is a private company with no market existing for its securities. Therefore, the proposed maximum aggregate offering price is equal to the aggregate book value of GrabAGun’s securities expected to be exchanged in the Business Combination.

(7)	Based on the exercise price of warrants to be issued to the shareholders of Colombier ($11.50).

(8)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the warrants and the entire fee is allocated to the underlying shares of Pubco Common Stock.